Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.
Callable Floating Rate / Fixed Rate Notes Due 2010
Final Term Sheet
June 7, 2007

Issuer:			Citigroup Funding Inc.
Guarantee:		Any payments due on the Notes are fully and unconditionally
 			guaranteed by Citigroup Inc., Citigroup Funding's parent
			company.
Rating of Issuer's Obligations:	Aa1/AA/AA+ (Moody's/S&P/Fitch) based upon the
			Citigroup guarantee.
Offering:		Callable Floating Rate / Fixed Rate Notes Due 2010
Sole Underwriter:	Citigroup Global Markets Inc.
Principal Amount Issued:US$75,000,000.00
Pricing Date:		June 7, 2007
Issue Date:		June 11, 2007
Maturity Date:		June 11, 2010
Issue Price:		100%
Interest Rates: 	Year 1: Three-month U.S. dollar LIBOR plus 0.10%
			Thereafter: 5.55% per annum
Interest Calculation Periods:	Year 1:	Each three-month period from and
			including a Floating Rate Interest Payment Date to
			and including the day immediately preceding the next
			Floating Rate Interest Payment Date
			Thereafter: Each three-month period from and including a
			Fixed Rate Interest Payment Date to and including the
			day immediately preceding the next Fixed Rate
			Interest Payment Date
Floating Rate Interest Payment Dates:	Quarterly on the 11th day of
			each March, June, September and December,
			beginning on September 11, 2007 and ending on June 11, 2008
Computation of Floating Interest: Actual over 360, adjusted (the interest
			payment date falling on June 11, 2008 shall be subject
			to adjustment for payment only)

Fixed Rate Interest Payment Dates: Quarterly on the 11th day of
			each March, June, September and December, beginning on September 11, 2008 and ending on the Maturity Date
Computation of Fixed Interest: Actual over 360, adjusted

Payment at Maturity:	100% of the principal amount
Early Redemption:	Callable, in whole and not in part, by the Issuer at 100.00%
			on June 11, 2008 only
Redemption Price:	100% of the principal amount, plus any accrued and unpaid
			interest
Notice of Redemption:	Not less than 10 calendar days
Business Day:		New York
Calculation Agent:	Citibank, N.A.
Form and Denomination:	Registered Medium-Term Notes in minimum denominations of
			US$ 10,000 and minimum increments of US$ 1,000 thereafter
Clearing and Settlement:DTC
Listing:		None
CUSIP Number:		1730T0DE6
Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.